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                                                                 Exhibit 99.6


                          CHEMICAL BANKING CORPORATION
                                270 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 270-6000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 11, 1995

     A Special Meeting of Stockholders (including any adjournment or postponement, the "Chemical Special Meeting") of CHEMICAL BANKING CORPORATION ("Chemical") will be held at the Starlight Roof of The Waldorf-Astoria Hotel, located at 301 Park Avenue, New York, New York, at 10:00 a.m., New York time, on December 11, 1995, to consider the following matters:

          (1) the approval and adoption of the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), by and between Chemical and The Chase Manhattan Corporation ("Chase"), pursuant to which Chase will merge with and into Chemical (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the enclosed Joint Proxy Statement/Prospectus;

          (2) the approval of a proposal to amend and restate the Restated Certificate of Incorporation of Chemical (the "Chemical Charter") to increase the number of authorized shares of Common Stock, par value $1.00 per share, of Chemical (the "Chemical Common Stock") from 400 million to 750 million shares and to make certain other technical amendments; and

          (3) the transaction of such other business as may properly be brought before the Chemical Special Meeting.

     The approval and adoption of the Merger Agreement and the approval of the amendment and restatement of the Chemical Charter are each contingent upon approval of both such proposals by stockholders. Unless both proposals are approved, neither will be effected by Chemical and the Merger will not be consummated. Therefore, a vote against the proposal to amend and restate the Chemical Charter will have the same effect as a vote against the Merger.

     Pursuant to the By-laws of Chemical, the Board of Directors has fixed the close of business on October 30, 1995, as the time for determining stockholders of record entitled to notice of, and to vote at, the Chemical Special Meeting.

     Each share of Chemical Common Stock will entitle the holder thereof to one vote on each matter which may properly come before the Chemical Special Meeting. Holders of Chemical's preferred stock will not be entitled to vote at the Chemical Special Meeting.

                                          By order of the Board of Directors,

                                          John B. Wynne
                                          Secretary

October 31, 1995

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU PLAN TO ATTEND THE CHEMICAL SPECIAL MEETING, PLEASE USE THE TICKET REQUEST FORM PRINTED ON THE LAST PAGE OF THE JOINT PROXY STATEMENT/PROSPECTUS. IF YOU ATTEND THE CHEMICAL SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.